Exhibit 99.8

Member		Tel (804) 780-3230
NYSE/SIPC	Richmond, Virginia 23219	FAX (804) 649-0990

March 19, 2012

Board of Directors

New Peoples Bankshares, Inc.

67 Commerce Drive

P.O. Box 1810

Honaker, VA 24260

Members of the Board:

The Board of Directors (the “Board”) of New Peoples Bankshares, Inc., a Virginia corporation (the “Company”), has requested that Scott & Stringfellow, LLC (“Scott & Stringfellow”) provide to the Board our opinion (whether or not favorable) with regard to the fairness, from a financial point of view, to the Company and the current shareholders of the Company (other than Messrs. Lynn Keene and Scott White) of the per share price for the Company’s common stock (the “Common Stock”) proposed to be offered through an offering (the “Transaction”), on the terms and in the manner described in the draft prospectus contained in the draft registration statement on Form S-l attached hereto as Exhibit A (the “Registration Statement”).

Scott & Stringfellow understands that, as of the date hereof, Messrs. Keene and White, each a director of the Company, beneficially own, respectively, 0.51% and 3.82% of the outstanding Common Stock. Scott & Stringfellow also understands that, concurrent with the completion or termination of the Offering, and subject to any necessary regulatory approval, the Company will convert $5.45 million in indebtedness owed to Messrs. Keene and White, plus accrued interest, to Common Stock, on the terms and in the manner described in the Registration Statement. Scott & Stringfellow also understands that following the transaction, Messrs. Keene and White will beneficially own, respectively, a minimum of, assuming issuance of the Minimum Offering Amount (as such term is defined in the Registration Statement), 10.99% and 13.29% of the outstanding Common Stock and, assuming issuance of the Maximum Offering Amount (as such term is defined in the Registration Statement), 7.39% and 8.93%.

Scott & Stringfellow has acted as financial advisor to the Board in connection with the Transaction. As a customary part of our investment banking business, we regularly engage in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, valuations for estate, corporate and other purposes, and other corporate transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company, and as a market maker in securities, we may from time to time have a long or short position in, and buy, sell, or hold equity securities of the Company for our own account and for the accounts of our customers

Over the past two years, excluding in connection with the Transaction, Scott & Stringfellow has not received compensation for investment banking services from the Company. As of the date hereof, other than with respect to the Transaction, there are no material relationships mutually understood to be contemplated in which any compensation is intended to be received by us as a result of the relationship between us and any of the parties to the Agreement.

Board of Directors

New Peoples Bankshares, Inc.

March 19, 2012

In connection with the Transaction and the preparation and delivery of this opinion, we have reviewed, analyzed, and relied upon, among other things:

i.	The Registration Statement, in draft form;

ii.	Certain publicly available financial information and other data with respect to the Company and its subsidiaries, including the Company’s audited financial statements for the fiscal years and quarters ended December 31, 2007 through December 31,2011, and other financial information and projections prepared by the Company, and made available to us, that we deemed relevant and meetings and discussions regarding the same with members of senior management of the Company;

iii.

Certain internal financial analyses and forecasts for the Company related to the business, earnings, cash flows, assets and prospects of the Bank for the years ending December 31, 2012 and 2017 prepared and furnished by and reviewed with senior management of the Company (the “Forecasts”);

iv.	The estimated pro forma financial impact of the Transaction on the Company, based on assumptions relating to, without limitation, transaction expenses and uses of proceeds determined by and reviewed with the senior management of the Company;

v.	The historical market prices and trading activity for the Common Stock and other stock market information for the Company, including as compared to the historical market prices, trading activity and other stock market information of similar publicly-traded companies which we deemed to be relevant;

vi.	The financial position and results of operation of the Company, including as compared to the financial position and results of operation of similar publicly-traded companies which we deemed to be relevant;

vii.	The proposed financial terms of the Transaction and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent securities offerings in the banking industry which we deemed to be relevant;

viii.	Certain other summary materials and analyses with respect to the Company’s loan portfolio and other real estate owned, including but not limited to: (a) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan or asset and the local economy, (b) analyses concerning the adequacy of the allowance for loan losses, and (c) select third-party loan reviews prepared for Company management;

ix.	The current market environment generally and the condition of the commercial banking industry in particular, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks; and

x.	Such other information, financial studies, analyses, investigations, and financial, economic, and market criteria that we deemed relevant to this assignment.

Board of Directors

New Peoples Bankshares, Inc.

March 19, 2012

We also held discussions with members of senior management of the Company regarding the reasons and basis for the Transaction and regarding the historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects of the Company and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us (including the Forecasts), and we assumed such accuracy and completeness in rendering this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked nor have we attempted independently to verily such information, and we assume no responsibility or liability for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of the Company or any of its subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company nor have we reviewed any individual credit files relating to the Company. We assumed, with your consent, the allowance for loan losses of the Company is adequate to cover such losses and will be adequate for the Company on a pro forma basis after the Transaction and the use of proceeds therefrom. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction, if any, will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction. In connection with the preparation of our opinion, we were not authorized to solicit, nor did we solicit, potential investors or other parties regarding the Transaction or alternatives to the Transaction.

With respect to the financial projections (including the Forecasts) and earnings estimates for the Company and all projections of transaction costs and use of proceeds prepared by and/or reviewed with the management of the Company and used by Scott & Stringfellow in its analyses, the Company’s senior management confirmed to us that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company following the Transaction, and we assumed that such financial performance would be achieved. We express no opinion as to such financial projections (including the Forecasts) or the assumptions or judgments on which they are based. We have assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements made available to us. Moreover, we have assumed that the Transaction will be consummated upon the terms set forth in the Registration Statement without material alteration or waiver thereof, and that all information in the Registration Statement and in all related documents and instruments referred to in the Registration Statement are true and correct. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters related to the Transaction.

Our opinion is necessarily based on, and we have necessarily taken into account, the financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not legal, tax, regulatory, or bankruptcy advisors. We have not considered any legislative or regulatory changes recently adopted or currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies.

Board of Directors

New Peoples Bankshares, Inc.

March 19, 2012

Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company. Events occurring after the date hereof, and information unknown or not disclosed to us in the course of conducting our review and arriving at our opinion, could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion, to perform further or additional reviews or analyses, or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of shares of the Company’s Common Stock will be when issued at any closing in connection with the Transaction or following the Transaction or the prices at which shares of the Company’s Common Stock may trade at any time.

The terms of the fee arrangement with Scott & Stringfellow, which Scott & Stringfellow and the Company believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and Scott & Stringfellow, and the Board was aware of such arrangement. The Company also has agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses incurred in connection with its engagement and has agreed, or will agree, to indemnify Scott & Stringfellow and certain related persons against certain liabilities, including liabilities under the federal securities laws, in connection with our engagement for the delivery of this opinion.

Our opinion is directed to the Board in connection with its consideration of the Transaction and our opinion does not constitute a recommendation to any holder of the Company’s Common Stock as to whether or how such holder should participate in the Transaction. This opinion is not intended to, and does not, (i) create any rights or remedies for any person or entity, other than the Board or (ii) create any fiduciary duty on the part of Scott & Stringfellow to any party. Scott & Stringfellow was not retained as an advisor or agent to the Company’s shareholders or any other person, and it is acting only as a financial advisor to the Company’s Board of Directors. This opinion has been reviewed and approved by our Investment Banking Valuation Committee in conformity with our policies and procedures established under the requirements of FINRA Rule 5150 of the Financial Industry Regulatory Authority, Inc. Our opinion is limited and directed only to the fairness, from a financial point of view, to the Company and the current shareholders of the Company (other than Messrs. Lynn Keene and Scott White) of the per share price for the Company’s Common Stock proposed to be offered through the Transaction, on the terms and in the manner described in the Registration Statement, and does not address the underlying business decision by the Company to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies or other strategic alternatives that might exist for the Company, the fairness of the amount or nature of any compensation to any of the officers, directors or employees of the Company, or class of such persons, relative to the compensation to the public holders of the Company Shares or the effect of any other transaction in which the Company might engage. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement (other than the Registration Statement), prospectus (other than the prospectus contained in the Registration Statement), proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Scott & Stringfellow’s prior written consent. Notwithstanding the foregoing, Scott & Stringfellow hereby consents to the inclusion of this opinion in any materials provided to the shareholders of the Company in connection with the Transaction.

Board of Directors

New Peoples Bankshares, Inc.

March 19, 2012

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the per share offering price of $1.50 for shares of Common Stock of the Company in the Transaction is fair, from a financial point of view, to the Company and the current shareholders of the Company (other than Messrs. Lynn Keene and Scott White).

Very truly yours,

David M. Wojdyla
Vice President
Scott & Stringfellow, LLC